EXHIBIT 99
Corporate Relations	77 Beale Street	San Francisco, CA 94105	1 (415) 973-5930	www.pgecorp.com

October 21, 2015

PG&E CORPORATION CFO KENT HARVEY
ANNOUNCES RETIREMENT PLANNED FOR 2016

San Francisco, Calif.— Kent M. Harvey, PG&E Corporation senior vice president and chief financial officer and a 33-year veteran of the company, has notified the company of his intention to retire in 2016, PG&E Corporation said today.

“Kent and his team have done a tremendous job effectively managing the financial activities of PG&E, ensuring our access to capital to fund significant system enhancements during a pivotal period in our history, and keeping investors well informed about our progress. At the same time, Kent also has provided personal leadership and inspiration for our employees and we are grateful for that,” said Tony Earley, PG&E Corporation chairman, CEO and president.

Earley noted that the company has a strong succession planning process in place and would be discussing the issue of succession with the Board of Directors.  Harvey’s retirement is expected to be effective during the first half of 2016 to allow for an effective transition period.

Harvey, who began his career at PG&E in 1982, oversees the financial activities of the $40 billion company, including accounting, treasury, tax, risk, business and financial planning, and investor relations.

Harvey has served the company in many different capacities, including as director of financial planning and analysis; director of investor relations; corporate secretary; vice president and treasurer; and senior vice president, chief financial officer and treasurer of Pacific Gas and Electric Company. In 2005, Harvey became senior vice president and chief risk and audit officer for PG&E Corporation. He assumed his current position in August 2009.

Harvey holds a bachelor’s degree in economics and a master’s degree in engineering – economic systems, both from Stanford University. He has served as trustee of the American Conservatory Theater and as director of the North Bay Leadership Council.  He is executive sponsor for the company’s Pride Network Employee Resource Group and, earlier this year, was named Outstanding Corporate Leader of the Year by the National Gay and Lesbian Chamber of Commerce.

About PG&E Corporation

PG&E Corporation is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility.  PG&E serves about 16 million Californians across a 70,000 square-mile service area in Northern and Central California.  For more information, visit http://www.pgecorp.com/ and www.pge.com.